Exhibit 99.7
Unaudited Pro Forma Condensed Combined Financial Information of LanzaTech Global, Inc.
Capitalized terms used but not defined herein have the meanings ascribed to them in LanzaTech Global, Inc.’s Current Report on Form 8-K/A. Unless otherwise indicated or the context otherwise requires, references in this document to “New LanzaTech,” the “Company,” “we,” “us,” “our” and other similar terms refer to LanzaTech Global, Inc. and its consolidated subsidiaries, including LanzaTech NZ, Inc. and its consolidated subsidiaries subsequent to the Business Combination. References to “LanzaTech” and “Legacy LanzaTech” refer to LanzaTech NZ, Inc. and its consolidated subsidiaries prior to the Business Combination and references to “AMCI” refer to AMCI Acquisition Corp. II prior to the Business Combination.
Introduction
New LanzaTech is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.
AMCI was a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
The registration statement for AMCI’s IPO became effective on August 3, 2021. On August 6, 2021, AMCI consummated its IPO of 15,000,000 units. Each unit consists of one share of Class A common stock, and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The units were sold at $10.00 per unit, generating gross proceeds to AMCI of $150.0 million, and incurring offering costs of approximately $7.3 million, inclusive of approximately $5.3 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the underwriting agreement (August 3, 2021) to purchase up to 2,250,000 additional units to cover over-allotments, at $10.00 per unit. On September 17, 2021, the over-allotment option expired, resulting in 562,500 founder shares that were subject to forfeiture to be forfeited.
Simultaneously with the closing of the IPO, AMCI consummated the sale of an aggregate of 3,500,000 private placement warrants at a price of $1.00 per private placement warrant, generating gross proceeds to AMCI of $3.5 million. No underwriting discounts or commissions were paid with respect to such sales.
Upon closing of the IPO and sale of private placement warrants, $150.0 million was placed in the trust account established in connection with the IPO (“Trust Account”).
AMCI had 24 months from the closing of the IPO (by August 6, 2023) to complete an initial business combination.
LanzaTech was founded in 2005 in New Zealand and is headquartered today in Chicago, Illinois. LanzaTech is a nature-based carbon refining company that transforms waste carbon into materials such as sustainable fuels, fabrics, and packaging that people use in their daily lives.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the consolidated historical balance sheet of AMCI and the historical consolidated balance sheet of LanzaTech on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year-ended December 31, 2022 combines the historical consolidated statements of operations of AMCI and LanzaTech for such period on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2022, the beginning of the period presented. The related transactions that are given pro forma effect include:
•the reverse recapitalization between AMCI and LanzaTech;
•the net proceeds from the issuance of 18,500,000 shares of New LanzaTech Common Stock in connection with the Private Placement; and
•the Forward Purchase Agreement between AMCI, LanzaTech and ACM.

The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of New LanzaTech. The actual financial position and results of operations of New LanzaTech may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of AMCI was derived from the audited consolidated financial statements of AMCI as of and for the year ended December 31, 2022, which are included elsewhere in this prospectus. The historical financial information of LanzaTech was derived from the audited consolidated financial statements of LanzaTech as of and for the year ended December 31, 2022, which are included elsewhere in this prospectus. This information should be read together with AMCI’s and LanzaTech’s audited consolidated financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
LanzaTech, AMCI and ACM executed the Forward Purchase Agreement on February 3, 2023. Pursuant to the Forward Purchase Agreement, ACM obtained 5,916,514 Recycled Shares on the open market for $10.16 per share (“Redemption Price”), and such purchase price of $60.1 million was funded by the use of Trust Account proceeds as a prepayment (“Prepayment Amount”) for the Forward Purchase Agreement redemption at the end of 3 years (“Maturity Date”). ACM has the right at the end of 3 years to return the shares and keep the Prepayment Amount plus the fees described below, or may, at ACM’s sole discretion, partially or fully terminate this transaction over the course of the three-year term by returning cash in an amount equal to the number of shares terminated (“Terminated Shares”) multiplied by the Redemption Price, which may be reduced in the case of certain dilutive events (“Reset Price”).
At the end of the three-year term, New LanzaTech is obligated to pay ACM an amount equal to the product of (1) 7,500,000 less (b) the number of Terminated Shares multiplied by (2) $2.00 (the “Maturity Consideration”). In addition to the Prepayment Amount and the Maturity Consideration, on the Maturity Date, New LanzaTech shall pay to ACM an amount equal to the product of (x) 500,000 and (y) the Redemption Price, totalling $5.1 million (the “Share Consideration”).
In addition, ACM may request, at its sole discretion, warrants of New LanzaTech exercisable for shares in an amount equal to 10,000,000 less the number of Recycled Shares (“Shortfall Warrants”). These warrants have an exercise price equal to the Reset Price. The form of the Shortfall Warrants shall be agreed upon by LanzaTech, AMCI and ACM within 45 days of the executed Forward Purchase Agreement. ACM has requested 4,083,486 Shortfall Warrants based on the number of Recycled Shares purchased. In connection with the Forward Purchase Agreement, ACM assigned its rights, duties and obligations with respect to a portion of the shares purchased under the Forward Purchase Agreement to Vellar Opportunity Fund SPV LLC - Series 10.
The Business Combination closed on February 8, 2023 and was accounted for as a reverse recapitalization, in accordance with US GAAP. Under this method of accounting, AMCI was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of LanzaTech issuing stock for the net assets of AMCI, accompanied by a recapitalization. The net assets of AMCI were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of LanzaTech.
LanzaTech was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•LanzaTech stockholders have the largest portion of voting rights (85.3%) in New LanzaTech;
•LanzaTech’s existing senior management team comprise senior management of New LanzaTech;
•The operations of New LanzaTech primarily represent operations of LanzaTech; and
•In comparison with AMCI, LanzaTech has significantly more revenues and total assets.

Description of the Business Combination
The aggregate consideration for the Business Combination will be payable in the form of shares of New LanzaTech common stock.
The following summarizes the purchase consideration:

Total shares transferred(1)	167,324,363
Value per share(2)	$10.00
Total share consideration	$1,673,243,630
Options exchanged(3)	143,756,370
Total equity value(4)	$1,817,000,000
__________________
(1)Total shares transferred include the conversion of LanzaTech RSAs to New LanzaTech RSAs in accordance with the Merger Agreement. Total shares transferred do not include LanzaTech options. See note (3) directly below for further information on these instruments.
(2)Total share consideration is calculated using a $10.00 per-share reference price. The closing share price of the Business Combination was determined on the Closing Date. As the Business Combination was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only in order to indicate the fair value of shares transferred.
(3)Options exchanged represents the conversion of LanzaTech options into New LanzaTech options in accordance with the Merger Agreement. These options are not assumed to be exercised for the purposes of the unaudited pro forma condensed combined financial information and, therefore, have not been included in Total share consideration. The value of the options represents the number of shares that would be issued under the option agreements assuming full cash exercise. Those shares are valued at the $10.00 per-share reference price.
(4)Total equity value includes the value of the exchanged options assuming full cash exercise of all such instruments. The total equity value is equal to the equity value of $1,817.0 million outlined in the Merger Agreement.
The following summarizes the pro forma shares of New LanzaTech Common Stock outstanding:

	Shares outstanding	%
AMCI Public Stockholders	1,981,860	1.0%
AMCI Shares subject to Forward Purchase Agreement(1)	5,916,514	3.0%
AMCI Insiders(2)	2,500,000	1.3%
Total AMCI Shares	10,398,374	5.3%
Legacy LanzaTech stockholders	167,324,363	85.3%
PIPE Investors	18,500,000	9.4%
Pro Forma New LanzaTech Common Stock at December 31, 2022(3)	196,222,737	100.0%
__________________
(1)Represents shares purchased by ACM as part of the Forward Purchase Agreement described in Footnote M below. These shares are redeemable at the option of ACM.
(2)1,250,000 AMCI Insider shares were cancelled and re-issued to public shareholders whereby those public shareholders agreed not to redeem their Class A common stock in connection with the Business Combination. The transfer of AMCI Insider shares served as an incentive for public shareholders to not redeem. These shares remain outstanding following the Closing and are reflected in this table as part of the AMCI Public Stockholders share count.
(3)Amounts and percentages exclude all LanzaTech options (including vested LanzaTech options) as they are not outstanding common stock at the time of Closing. Further, these amounts also exclude the 11,000,000 warrants outstanding to acquire AMCI Class A common stock as these were outstanding at the Closing. Additionally, amounts and percentages reflect no election by Brookfield or ArcelorMittal to convert any portion of the Brookfield SAFE or AM Warrant into shares of New LanzaTech common stock following the Closing.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are based on the historical consolidated financial statements of AMCI and LanzaTech. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying the unaudited condensed combined pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022 (IN THOUSANDS)

	As of December 31, 2022
	AMCI Acquisition Corp. II (Historical	LanzaTech NZ, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$7	$83,045	$67,467	(B)	$234,563
			(200)	(C)
			(10,209)	(D)
			155,000	(E)
			(60,547)	(M)
Trade and other receivables, net of allowance	—	11,695	—		11,695
Contract assets	—	18,000	—		18,000
Prepaid expenses - current	191	—	(191)	(A)	—
Other current assets	—	11,157	191	(A)	9,823
			(1,525)	(D)
Total Current Assets	198	123,897	149,986		274,081
Investments held in Trust Account	152,297	—	(152,297)	(B)	—
Property, plant and equipment, net	—	19,689	—		19,689
Right of use assets	—	6,969	—		6,969
Equity Method Investment	—	10,561	—		10,561
Equity Security Investment	—	14,990	—		14,990
Forward purchase agreement derivative asset	—	—	13,023	(M)	13,023
Other non-current assets	—	750	—		750
Total Assets	$152,495	$176,856	$10,712		$340,063

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED EQUITY, AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable	$2,495	$7,455	$(2,418)	(D)	$7,532
Capital based tax payable	394	—	—		394
Franchise tax payable	44	—	(44)	(A)	—
Income tax payable	310	—	—		310
Other accrued liabilities	—	6,621	2,301	(A)	6,124
			(679)	(D)
			(2,119)	(G)
AM SAFE liability	—	28,986	(28,986)	(E)	—
AM SAFE warrant	—	1,989	(1,989)	(J)	—
Accrued expenses	2,257	—	(2,257)	(A)	—
Due to related party	1,374	—	—		1,374
Contract liabilities	—	3,101	—		3,101
Accrued salaries and wages	—	7,031	—		7,031
Current lease liabilities	—	798	—		798
Total current liabilities	6,874	55,981	(36,191)		26,664
Deferred underwriting commissions payable	200	—	(200)	(C)	—
Derivative warrant liabilities	2,641	—	25,576	(N)	28,217
Non-current lease liabilities	—	6,615	—		6,615
Non-current contract liabilities	—	10,760	—		10,760

Brookfield SAFE liability		50,000			50,000
Other long-term liabilities	—	1,591	—		1,591
Total Liabilities	9,715	124,947	(10,815)		123,847

Commitments and Contingencies
Class A common stock subject to possible redemption	$151,114	$—	$(66,284)	(K)	—
			(84,831)	(B)
Contingently Redeemable Preferred Equity
Redeemable convertible preferred stock	—	480,631	241,529	(F)	—
			(722,160)	(G)
Shareholders' Equity
Preferred stock	—	—			—
Class A common stock	—	—			—
Class B common stock	—	—			—
Common stock	—	—	2	(E)	20
			17	(G)
			1	(K)
Additional paid-in capital	—	24,783	(11,664)	(D)	988,155
			184,998	(E)
			724,262	(G)
			2,741	(I)
			70	(H)
			1,989	(J)
			66,283	(K)
			(5,307)	(L)
Accumulated other comprehensive income	—	2,740			2,740
Accumulated (deficit) equity	(8,334)	(456,245)	3,027	(D)	(774,699)
			(1,014)	(E)
			(241,529)	(F)
			(2,741)	(I)
			(70)	(H)
			5,307	(L)
			(47,524)	(M)
			(25,576)	(N)
Total shareholders' (deficit) equity	(8,334)	(428,722)	653,272		216,216
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED EQUITY, AND SHAREHOLDERS' EQUITY (DEFICIT)	$152,495	$176,856	$10,712		$340,063
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	AMCI Acquisition Corp. II (Historical)	LanzaTech NZ, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Revenue from contracts with customers - services	$—	$27,798	$—		$27,798
Revenue from contracts with customers – tangible products		4,000			4,000
Revenue from collaborative arrangements	—	2,575	—		2,575
Revenue from related party transactions	—	2,970	—		2,970
Total revenue	—	37,343	—		37,343

Cost and operating expenses:
Cost of revenues from contracts with customers - services (exclusive of depreciation shown below)	—	(22,912)	—		(22,912)
Cost of revenues from contracts with customers – tangible products (exclusive of depreciation shown below)		(3,648)			(3,648)
Cost of revenue from collaborative arrangements (exclusive of depreciation shown below)	—	(1,250)	—		(1,250)
Cost of revenue from related party transactions (exclusive of depreciation shown below)	—	(477)	—		(477)
Research and development	—	(53,191)	(30)	(CC)	(54,400)
			(1,179)	(DD)
Depreciation expense	—	(4,660)	—		(4,660)
Selling, general and administrative expense	—	(26,804)	(6,370)	(AA)	(32,200)
			(40)	(CC)
			(1,562)	(DD)
			3,027	(II)
			(451)	(JJ)
General and administrative expenses	(5,924)	—	5,924	(AA)	—
General and administrative expenses - related party	(120)	—	—		(120)
Capital based tax expense	(246)	—	246	(AA)	—
Franchise tax expense	(200)	—	200	(AA)	—
Total cost and operating expenses	(6,490)	(112,942)	(235)		(119,667)
Loss from operations	(6,490)	(75,599)	(235)		(82,324)
Other income (expense):
Interest income, net	—	8	—		8
Other (expense) income, net	—	(2,757)	2,970	(AA)	(71,501)
			(1,014)	(EE)
			260	(FF)
			715	(GG)
			974	(HH)
			(47,073)	(JJ)
			(25,576)	(KK)

Change in fair value of derivative warrant liabilities	2,970	—	(2,970)	(AA)	—
Gain from extinguishment of deferred underwriting commissions on public warrants	172		(172)	(BB)
Income from investments held in Trust Account	2,300	—	(2,300)	(BB)	—
Total other income (loss), net	5,442	(2,749)	(74,186)		(71,493)
Income (loss) before income taxes	(1,048)	(78,348)	(74,421)		(153,817)
Income tax (expense) benefit	(309)	—	309	(LL)	—
Gain from equity method investees, net	—	1,992	—		1,992
Net loss	(1,357)	(76,356)	(74,112)		(151,825)

Unpaid cumulative dividends on preferred stock	—	(38,672)	38,672	(MM)	—
Net income (loss) allocated to common shareholders	(1,357)	(115,028)	(35,440)		(151,825)

Weighted average shares outstanding of Class A common stock	15,000,000
Basic and diluted net income per share, Class A	$(0.07)
Weighted average shares outstanding of Class B common stock, basic and diluted	3,750,000
Basic and diluted net income per share, Class B common stock	$(0.07)
Weighted-average number of common shares outstanding - basic and diluted		2,126,346			196,222,737
Net loss per common share - basic and diluted		$(54.10)		$	$(0.77)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.  Basis of Presentation
The Business Combination was accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, AMCI was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of LanzaTech issuing stock for the net assets of AMCI, accompanied by a recapitalization. The net assets of AMCI were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of LanzaTech.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Business Combination occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been completed on January 1, 2022. The financial information is presented on the basis of LanzaTech as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•AMCI’s audited consolidated balance sheet as of December 31, 2022 and the related notes as of and for the year ended December 31, 2022, included elsewhere in this prospectus; and
•LanzaTech’s audited consolidated balance sheet as of December 31, 2022 and the related notes as of and for the year ended December 31, 2022, included elsewhere in this prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•AMCI’s audited consolidated statement of operations for the year ended December 31, 2022 included elsewhere in this prospectus; and
•LanzaTech’s audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2022 included elsewhere in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
2.  Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of shares of New LanzaTech Common Stock outstanding, assuming the Business Combination occurred on January 1, 2022.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:
(A)Reflects the following reclassifications on the balance sheet to align presentation:
•Reflects the reclassification of $0.2 million of prepaid expenses - current into $0.2 million of other current assets.
•Reflects the reclassification of $2.2 million of accrued expenses and $0.1 million of franchise tax payable to other accrued liabilities.
(B)Reflects the reclassification of $152.3 million of marketable securities held in the Trust Account at the balance sheet date that becomes available at the Closing. This amount is reduced by the $84.8 million in cash that was paid to redeeming shareholders for the 8,351,626 shares of Class A common stock subject to redemption that were redeemed at a per share redemption price of $10.16.
(C)Reflects the payment of $0.2 million of deferred underwriting fees payable that were incurred in connection with the IPO. The fees were paid at the close of the Business Combination.
(D)Represents the settlement of transaction costs of both AMCI and LanzaTech related to the Business Combination of $11.7 million, in addition to the $0.2 million of deferred underwriting fees noted above, inclusive of advisory, banking, printing, legal and accounting fees that are capitalized into additional paid-in capital as a reduction to proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $10.2 million as $1.5 million have been paid as of December 31, 2022. $0.7 million in other accrued liabilities and $2.4 million in accounts payable was accrued between both AMCI and LanzaTech as of December 31, 2022. $1.5 million was capitalized on LanzaTech’s balance sheet as of December 31, 2022. Adjustment to accumulated deficit of $3.0 million represents the capitalization of transaction costs expensed by AMCI through December 31, 2022.
(E)Represents the net proceeds from the Private Placement of 18,500,000 shares of Class A common stock, par value $0.0001, at $10.00 per share. Proceeds from the Private Placement totaled $155.0 million as 3,000,000 shares of Class A common stock were issued under the AM SAFE Note in satisfaction of the related liability recorded on LanzaTech’s balance sheet. Additionally, the AM SAFE Note is effectively adjusted to $30.0 million immediately prior to its conversion to shares through an entry to accumulated deficit for $1.0 million. See footnote EE for further details.
(F)Represents the implied declaration of the $241.5 million unpaid cumulative dividends immediately prior to the conversion of LanzaTech preferred shares into LanzaTech common shares. As required by the Merger Agreement, all unpaid cumulative dividends on LanzaTech preferred shares are converted to shares of New LanzaTech common stock by dividing the total cumulative dividends by $10.00. This conversion occurs in footnote G. The dividend accrual was calculated through February 8, 2023, the Closing Date.

(G)Represents recapitalization of LanzaTech through the issuance of 167,324,363 shares of New LanzaTech common stock to LanzaTech shareholders as consideration for the reverse recapitalization, including the settlement of LanzaTech preferred shares into shares of New LanzaTech common stock and the settlement of the cumulative unpaid dividend on the LanzaTech preferred shares into shares of New LanzaTech common stock as discussed in footnote F. LanzaTech preferred shares were converted into LanzaTech common shares prior to the reverse recapitalization on a one for one basis.
Additionally, this adjustment reflects the net exercise of all outstanding warrants to purchase up to an aggregate of 225,223 shares of LanzaTech common stock granted by LanzaTech to Venture Lending and Leasing VI, Inc. in September 2012, and to Venture Lending and Leasing VII, Inc. and Venture Lending and Leasing VIII, Inc. in November 2016 (collectively, the “VLL Warrants”) into LanzaTech common shares immediately prior to the reverse capitalization. The $2.1 million liability for these warrants is derecognized as a result of the exercise.
Holders of LanzaTech common shares received per share consideration of 4.37 shares of New LanzaTech common stock.
(H)Represents the conversion and accelerated vesting of LanzaTech options into New LanzaTech options where the option agreement includes a performance condition that accelerated vesting as a result of the Business Combination.
(I)Represents the conversion and accelerated vesting of LanzaTech RSAs into the New LanzaTech RSAs.
(J)Reflects the reclassification of the AM Warrant from liability to equity upon close of the Business Combination as the warrant became exercisable for a fixed number of shares at a fixed exercise price at the time of the Business Combination.
(K)Reflects the reclassification of $66.3 million of Class A common stock subject to possible redemption that were ultimately not redeemed to permanent equity.
(L)Reflects the elimination of AMCI’s historical accumulated deficit to additional paid-in capital. The amount eliminated is adjusted for the amount of AMCI historical accumulated deficit already reclassified in footnote D.
(M)Reflects the Forward Purchase Agreement. The combination of the Prepayment Amount (reflected as a cash outflow of $60.5 million, inclusive of $0.5 million in stock acquisition fees in this adjustment) and ACM’s optional early termination economically result in the arrangement being akin to a prepaid written put option on 5,916,514 Class A common shares. Because prepaid, New LanzaTech is entitled over the 36 month maturity period to either a return of cash or a return of shares, which ACM will determine at its sole discretion.
The Forward Purchase Agreement is therefore evaluated as a prepaid redemption contract that meets the definition of a derivative and is initially valued at an estimated fair value as of February 8, 2023, the Closing Date,of $13.0 million. The value of the derivative is comprised of the Prepayment Amount, and is reduced by the economics of the downside protection provided to ACM, the Maturity Consideration on non-terminated shares and the Share Consideration, reducing the value of the Prepayment Amount by $47.1 million. The derivative will be remeasured to fair value with changes reflected in earnings in future periods. The accounting for the forward purchase agreement asset, as well as the final valuation, are still under evaluation and may be subject to change.
Expensed transaction costs, representing the stock acquisition fees, in the amount of $0.5 million are reflected as an adjustment to accumulated deficit.
The difference between the Prepayment Amount and fair value of the derivative is recorded through accumulated deficit as a one-time charge reflecting the cost of entering the Forward Purchase Agreement.

(N)Reflects the issuance of 4,083,486 Shortfall Warrants to ACM in connection with the Forward Purchase Agreement. The form of these warrants will be negotiated between ACM and New LanzaTech within 45 days of the executed Forward Purchase Agreement. For the purpose of the pro forma financial information, these warrants are assumed to be liability classified and have a three-year term. The Shortfall Warrant value is recorded to derivative warrant liabilities, with an offsetting entry to accumulated deficit. As the form of the warrant has not yet been determined, the classification and valuation of these warrants is subject to change based on the final form agreed between the parties.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:
(AA)Reflects the following reclassifications on the combined statement of operations to align presentation:
•Reflects the reclassification of general and administrative expense, franchise tax expense and capital-based tax expense into selling, general and administrative expense.
•Reflects the reclassification of change in fair value of derivative warrant liabilities into other (expense) income, net.
(BB)Reflects the elimination of investment income on the Trust Account and the gain from the settlement of deferred underwriting fees resulting from the resignation of Evercore. As this gain resulting from Evercore's resignation occurred prior to Closing and is recorded by AMCI, the gain is reversed.
(CC)Reflects the expense related to the conversion and accelerated vesting of LanzaTech options into New LanzaTech options where the option agreement includes a performance condition that accelerated vesting as a result of the Business Combination. This expense is split between selling, general and administrative expense and research and development expense based on where the related employees’ compensation expense is recorded.
(DD)Reflects the expense related to the conversion and accelerated vesting of LanzaTech RSAs into New LanzaTech RSAs. This expense is split between selling, general and administrative expense and research and development expense based on where the related employees’ compensation expense is recorded.
(EE)Reflects the mark-to-market adjustment on the AM SAFE liability to increase the value of the liability to $30.0 million at the time of settlement as 3,000,000 shares of New LanzaTech common stock valued at $10.00 per share are to be issued in satisfaction of the SAFE liability.
(FF)Reflects the reversal of the fair value adjustment on the AM Warrant as the AM Warrant is equity classified upon close of the Business Combination (see footnote J above).
(GG)Reflects the reversal of the fair value adjustment on the AM SAFE as the AM SAFE is satisfied upon close of the Business Combination (see footnote E above).
(HH)Reflects the reversal of the fair value adjustment on the VLL Warrants, which were exercised immediately prior to the close of the Business Combination (see Footnote G above).
(II)Reflects the reversal of capitalizable transaction costs which would not have been expensed had the transaction taken place on January 1, 2022.
(JJ)Reflects the transaction costs related to the issuance of the Forward Purchase Agreement as if the transaction had taken place on January 1, 2022. These transaction costs are included in selling, general and administrative expense. Lastly, this reflects the one-time, non-cash charge of entering into the Forward Purchase Agreement, which are included in other (expense) income, net. See Footnote M for further details.
(KK)Represents the expense on the Shortfall Warrants issued in connection with the Forward Purchase Agreement (see Footnote N above).
(LL)LanzaTech has significant deferred tax assets in the jurisdictions in which it operates. The ability to realize deferred tax assets depends on LanzaTech’s ability to generate sufficient taxable income within the carryforward periods provided for in the tax law for each tax jurisdiction. The valuation allowances recorded against deferred tax assets generated by taxable losses in certain jurisdictions will affect the provision for income taxes until the valuation allowances are released.
The unaudited pro forma condensed combined financial information assumes these deferred tax assets and the related valuation allowance will transfer to New LanzaTech, so New LanzaTech's provision for income taxes will include no tax benefit for losses incurred in these jurisdictions until the respective valuation allowance is eliminated. As a result, there has been no tax effect applied to any of the pro forma adjustments detailed above as the valuation allowances remain outstanding during the period of the unaudited pro forma condensed combined statement of operations.
For the year ended December 31, 2022, the income tax expense recorded by AMCI has been reversed from the unaudited pro forma condensed combined statement of operations due to the expectations noted here. The associated current tax liability on the unaudited pro forma condensed combined balance sheet as of December 31, 2022 has not been reversed as the Business Combination does not trigger its settlement.
(MM)Reflects the elimination of the unpaid cumulative dividend on LanzaTech preferred shares as all LanzaTech preferred shares were converted into New LanzaTech common stock at the Closing. New LanzaTech did not have any outstanding preferred shares at the Closing.
3.  Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issued relating to the Business Combination have been outstanding for the entirety of the period presented.

(Dollars in thousands except per share data)
For the year ended December 31, 2022
Pro forma net loss	$(151,825)
Weighted average shares outstanding of common stock	196,222,737
Net loss per share (basic and diluted) attributable to common stockholders(1)(2)	$(0.77)
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(1)As LanzaTech had a net loss on a pro forma combined basis, the outstanding New LanzaTech options and the outstanding New LanzaTech warrants have no impact to diluted net loss per share as they are considered anti-dilutive.
(2)If Brookfield were to convert the Brookfield SAFE to 5,000,000 shares of New LanzaTech common stock, the pro forma loss per share would be $(0.75) for the year ended December 31, 2022.

Adjusted EBITDA, a non-GAAP measure, is in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with US GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity. See “Non-GAAP Financial Measures” for additional information and reconciliation of this measure.